UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/28/2006

STAKTEK HOLDINGS, INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-110806

DE	56-2354935
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8900 Shoal Creek Boulevard, Suite 125, Austin, TX 78757
(Address of principal executive offices, including zip code)

512-454-9531
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 28, 2006, Staktek Holdings, Inc. (the "Company") announced the retirement of CTO James W. Cady effective April 1, 2006. Mr. Cady will maintain his seat on the Company's Board of Directors and act as an expert consultant to the Company on R&D issues.

The Company and Mr. Cady entered into a Separation Agreement dated February 28, 2006 (the "Agreement") that provides for the following:

1.        Mr. Cady will become a consultant to the Company at an hourly rate of $300 per hour. Two hours per month will be required, with a maximum of 25 hours per month. Subject projects will be negotiated on a case-by-case basis.

2.        Mr. Cady will be entitled to receive a full bonus under the 2006 Bonus Incentive Plan for the second quarter ending June 30 as if he had remained CTO for the second quarter.

3.        Mr. Cady will be included in the Company's Proxy Statement for re-election to the Company's Board of Directors for the 2006-2007 term, and the Company agreed to include his name in future proxy statements to the extent the Board of Directors nominates him to serve on the Board;

4.        The Company will reimburse Mr. Cady for relocation costs to move to California, with a maximum reimbursement of $75,000. The Company will reimburse Mr. Cady for up to $3,000 for office equipment if Mr. Cady retains his current Staktek computer; up to $5,000 if he does not retain this computer. In addition, the Company will reimburse Mr. Cady for high-speed internet access and Blackberry access as long as he is a consultant.

5.        The Company will pay severance to Mr. Cady of one year of annual base salary ($300,000) on January 31, 2007, as set forth in the amendment to his employment contract dated May 2005;

6.        Mr. Cady will be eligible for insurance coverge under the Company's Retiree Medical Policy. The Company will not pay more than it pays now for Mr. Cady's medical insurance.

7.        After June 30, 2006, either party may terminate the Agreement with 30 days prior written notice.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 28, 2006, the Company announced the retirement of CTO James W. Cady effective April 1, 2006. Mr. Cady will maintain his seat on the Company's Board of Directors and act as an expert consultant to the Company on R&D issues.

Item 7.01.    Regulation FD Disclosure

On February 28, 2006, the Company announced that it expects to incur incremental expenses of approximately $400,000 in the first quarter associated with Mr. Cady's retirement.   As a result, the loss per share on a GAAP basis is now estimated to be approximately $0.04, and diluted non-GAAP earnings per share is now estimated to be approximately $0.01. This change represents a $0.01 per share reduction compared to the amounts previously disclosed in the company's February 14, 2006 earnings announcement. All changes to guidance are solely the result of Mr. Cady's retirement package. The non-GAAP estimate excludes non-cash charges for amortization of acquisition intangibles and stock-based compensation and the associated income tax effect.

The full text of the press release is attached as Exhibit No. 99.1 to this Current Report on Form 8-K. The press release contains forward-looking statements regarding Staktek and cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

The information in this Item 7.01 of Current Report on Form 8-K and the press release attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Use of Non-GAAP Financial Information
Staktek provides a non-GAAP measure of earnings per diluted share in its earnings release. The presentation is intended to be a supplemental measure of performance and excludes non-cash charges for amortization of acquisition intangibles and stock-based compensation. Staktek has chosen to provide this information to investors because it believes that excluding these charges represents a better basis for the comparison of its current results to its results for periods prior to its acquisition and initial public offering and to the results of its peer companies.   In addition, Staktek believes that it provides a means to highlight the results of core ongoing operations to investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAKTEK HOLDINGS, INC

Date: February 28, 2006	By:	/s/ Stephanie Lucie
Stephanie Lucie
Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release
EX-99.2	Separation Agreement